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                                                             Exhibit (h)(18)(b)

                          ACCOUNT SERVICES AGREEMENT
        AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

       This Account Services Agreement ("Agreement") is made as of July 1, 2013 by and among American General Life Insurance Company, merged with and successor to SunAmerica Annuity and Life Assurance Company, a Texas life insurance company (the "Life Company") and Invesco Distributors, Inc., a Delaware corporation (the "Distributor"). The Life Company and the Distributor are each referred to herein as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

       WHEREAS, the Distributor serves as the principal underwriter of the AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust (the "Fund"), which consists of separate series portfolios (each, a "Portfolio");

       WHEREAS, the Life Company has entered into an agreement with the Fund and the Distributor dated May 28, 2010 and amended on April 1, 2011 (as amended, the "Participation Agreement");

       WHEREAS, under the terms of the Participation Agreement the Life Company provides certain account services to owners and policy holders of certain variable annuity and variable life contracts ("Contracts"), as such obligations are set forth in the Participation Agreement, whose accounts or sub-accounts invest in shares of beneficial interest of the Portfolios;

       WHEREAS, in consideration for the account services provided by the Life Company under the terms of the Participation Agreement, the Distributor shall pay an on-going account servicing fee.

       NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

    1. Account Services Fee.

           a) In consideration for certain account services provided by the Life Company under the terms of the Participation Agreement, the Distributor shall pay a fee to the Life Company in the amount described in Schedule A hereto (the "Fee"). The Fee shall be paid from the Distributor's (or its affiliate's) revenues, profits or retained earnings and shall be payable to Life Company in cash within 60 days following calendar quarter end or as otherwise provided in Schedule A. Payment amounts less than $______ are considered nominal, and Distributor is not obligated to make an individual payment for any amount thereunder.

           b) Life Company agrees that it shall appropriately disclose to existing or prospective Contract owners who may invest in shares of beneficial interest of a Portfolio, the foregoing financial arrangement to the extent applicable laws require such disclosure by the Life Company or any person that offers or sells Contracts, as such term is defined in the Participation Agreement.

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    2. Representations. Warranties and Covenants.

          The Distributor hereby represents warrants and agrees to the following:

              a) The Distributor shall comply with all applicable laws, rules and regulations (as may be amended from time to time) of any governmental or regulatory body as well as the terms of the applicable Fund prospectus and statement of additional information (together, the "Prospectus").

          The Life Company hereby represents warrants and agrees to the following:

              a) Life Company shall comply with all applicable laws, rules and regulations (as may be amended from time to time) of any governmental or regulatory body as well as the terms of the applicable Fund prospectus and statement of additional information (together, the "Prospectus").

              b) In the event Life Company delegates its obligation to provide any services hereunder, it shall ensure that such designee is aware of and complies with all representations, warranties and covenants hereunder.

              c) Life Company shall provide point of sale disclosure regarding all appropriate facts relating to the Agreement to all Contract owners in compliance with all applicable laws, rules and regulations.

              d) Life Company is not, and is not required to be, a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA") to accept the Fee.

    3. Term of Agreement.

          This Agreement shall continue in effect for so long as Distributor or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to Life Company is allocated to a Portfolio.

    4. Termination.

          This Agreement may be terminated upon sixty (60) days' prior written notice, without cause, by any of the Parties hereto in writing.

    5. Amendment.

          This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

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     6.  Notices.

            Notices and communications required or permitted hereby shall be given to the following persons at the following address and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

                                 Life Company:

                                 American General Life Insurance Company
                                 21650 Oxnard Avenue
                                 Woodland Hills, California 91367
                                 Attention: President

                                    with a copy to:
                                    American General Life Insurance Company
                                    1 SunAmerica Center
                                    Los Angeles, California 90067-6022
                                    Attention: General Counsel

                                 Distributor:

                                 lnvesco Distributors, Inc.
                                 11 Greenway Plaza, Suite 1000
                                 Houston, Texas 77046
                                 Facsimile: 713-214-1022
                                 Attention: President
                                 cc: General Counsel

     7.  Applicable Law.

            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements fully executed and to be performed therein.

     8.  Execution in Counterparts.

            This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     9.  Severability.

            If any provision of this Agreement is held or made invalid by a court decisions, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

     10. Rights Cumulative.

            The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

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     11. Headings.

            The headings used in the Agreement are for reference only and shall not limit or define the meanings of the provisions of this Agreement.

     12. Directed Brokerage.

            The Parties agree that neither Distributor nor its affiliates shall provide to the Life Company any brokerage commissions ("Directed Brokerage") for transactions in Portfolio securities of the Fund or affiliates of the Fund that would mitigate or offset any financial obligation that the Distributor has under this Agreement. Directed Brokerage includes any written or oral explicit agreement or implicit arrangement pursuant to which the Life Company receives in consideration of, or recognition for, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Life Company or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Life Company or its affiliates in recognition of Life Company's sale or promotion of Fund shares or client referrals.

     13. Confidentiality.

            Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including specifically the fee arrangements, shall remain confidential as between the Parties and their affiliates.

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   IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

LIFE COMPANY:                            DISTRIBUTOR:

AMERICAN GENERAL LIFE                    INVESCO DISTRIBUTORS, INC.
INSURANCE COMPANY

By:___________________________________   By:___________________________________

Print Name:                              Print Name:___________________________

Title:                                   Title:________________________________


Address:______________________________   Address:______________________________

______________________________________   ______________________________________

______________________________________   ______________________________________

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                                  SCHEDULE A

                             ACCOUNT SERVICES FEE

BASIS POINTS ON ASSETS

Distributor shall pay Life Company a quarterly fee at the annual rate of ______% (__ basis points) of the average daily net asset value of assets invested by the separate accounts of Life Company in the following Portfolios of the Fund, as stated on the books of the Distributor or its affiliate as of the end of such quarter:

Invesco V.I. American Franchise Fund Series II Shares
Invesco V.I. Comstock Fund Series II Shares
Invesco V.I. Growth and Income Fund Series II Shares